EXHIBIT 23.1.   CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of November 8, 2010, on the audited financial statements of Shihua International, Inc. of October 31, 2010 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ STAN J.H. LEE, CPA
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Stan J.H. Lee, CPA
November 8, 2010